UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2004

PORTFOLIO RECOVERY ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-50058	75-3078675

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 CORPORATE BOULEVARD, NORFOLK, VIRGINIA	23502

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 772-7326

N/A (Former Name or Former Address, if Changed Since Last Report.)

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets1

On October 1, 2004, Portfolio Recovery Associates, Inc. (the “Company”) and its wholly-owned subsidiary PRA Location Services, LLC (“Buyer”) entered into an Asset Purchase Agreement (“Agreement”) with IGS Nevada, Inc. (“IGS”) and its sole stockholder James Snead.

Pursuant to the Agreement, on October 1, 2004, Buyer acquired substantially all of the assets of IGS for consideration of $14 million, consisting of $12 million in cash and 69,914 shares of common stock of the Company (less than one-half of one percent of the issued and outstanding shares of the Company), valued at $2 million in accordance with the calculation set forth in the Agreement. The assets acquired from IGS consisted of accounts receivable, customer relationships, fixed assets, non-competition protection and goodwill. Buyer also agreed to collect on behalf of IGS certain accounts receivable not acquired in the acquisition and remit the proceeds, less a collection fee, to IGS. The total

1 Although the Company is providing disclosure of the acquisition of the assets of IGS in accordance with the provisions of Item 2.01 of Form 8-K, such disclosure is not dispositive, and the Company does not concede, that the acquisition meets the criteria for a “significant amount of assets” as defined in Instruction 4 of Item 2.01.

purchase price could increase by $4 million through performance contingency payments of $2 million each, in 2005 and 2006.

IGS provides services in the investigation and location of defaulted borrowers and assets, also known as skip tracing, to sub-prime and prime auto lenders. Based in Las Vegas, Nevada, IGS has a workforce of about 50 employees. Mr. Snead and IGS’s top management team have agreed to join Buyer and in connection therewith have executed employment and non-competition agreements with Buyer.

The Agreement contains representations and warranties by the Company and Parent, on the one hand, and IGS and Mr. Snead, on the other hand, about matters that are customarily included in asset purchase agreements where the issuance of securities are part of the consideration for the purchase. For the Company and Buyer, these matters include the organization of Buyer, authorization, no conflicts, consents, brokers, legal proceedings, issued shares and disclosure. For IGS and Mr. Snead, these matters include the organization and qualification of IGS, authorization, no conflicts, consents, transferability of assets, financial statements, no material adverse changes, ownership of shares, transactions with affiliates, title to assets, condition of assets, compliance with contracts, accounts receivables, intellectual property, commissions, taxes, environmental matters, permits, compliance with laws, brokers, employee matters, insurance, legal proceedings, securities act compliance and disclosure.

Both Company and Parent, on the one hand, and IGS and Mr. Snead, on the other hand, have agreed to indemnify the other party from any loss due to any inaccuracy in or any breach of any representations, warranties, covenants or agreements in the Agreement, for two years (longer with respect to certain limited provisions) following the acquisition.

There are no material relationships between the Company and IGS or between the Company and any of IGS’s affiliates, directors or officers, or associates of any of such directors or officers, other than in respect of the agreements described above and related matters.

Item 9.01. Financial Statements and Exhibits.

a. Financial Statements of Business Acquired.

Not applicable.

b. Pro Forma Financial Information.

Not applicable.

c. Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of October 1, 2004, by and among Portfolio Recovery Associates, Inc., a Delaware corporation, PRA Location Services, LLC, a Delaware limited liability company and a subsidiary of the Parent, IGS Nevada, Inc., a Nevada corporation, and James Snead, the sole stockholder of IGS.

Pursuant to Rule 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted exhibits, schedules or similar attachments to Exhibit 2.1.

99.1	Press Release from Portfolio Recovery Associates, Inc. dated October 4, 2004, entitled “Portfolio Recovery Associates Acquires IGS Nevada, Inc.”

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTFOLIO RECOVERY ASSOCIATES, INC.

Date: October 7, 2004	By:	/s/ Kevin P. Stevenson

	Name:	Kevin P. Stevenson
	Title:	Executive Vice President, Chief Financial
Officer, Treasurer and Assistant Secretary